Exhibit 10.2

LYONDELLBASELL INDUSTRIES

2010 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries 2010 Long-Term Incentive Plan, as amended (the “Plan”), has granted to James L. Gallogly (the “Participant”) the number of units of Common Stock (as defined in the Plan) specified in the Grant Letter subject to transfer and forfeiture restrictions (“Restricted Stock Units”). These grants are all subject to adjustment as provided in the Plan, and the following terms and conditions (the “Award Agreement”):

1. Relationship to Plan and Employment Agreement.

This Restricted Stock Unit grant is subject to all Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. This Award Agreement is intended to satisfy the Company’s obligations under the Employment Agreement and shall be interpreted and construed to the fullest extent possible consistent with such Employment Agreement. With the exception of the provision for vesting on death or Disability in Section 2(b) of this Award Agreement, in the event of any conflict between the terms of the Employment Agreement and the terms of this Award Agreement, the terms of the Employment Agreement shall control.

2. Restriction Period and Vesting Schedule.

(a) The Restriction Period applicable to the Restricted Stock Units shall lapse and Restricted Stock Units shall fully vest on the third anniversary of the Grant Date. The Participant must be in continuous Employment from the Grant Date through the third anniversary of the Grant Date to vest in Restricted Stock Units on that date.

(b) If the Participant has been in continuous Employment since the Grant Date, the Restriction Period shall lapse and the Restricted Stock Units shall become fully vested, irrespective of the limits in subparagraph (a), upon (1) an involuntary termination of Employment by the Company without Cause or a constructive termination of Employment by the Participant with good reason as defined in Section 10 of the Plan, either of which occurs within one year after the occurrence of a Change of Control or (2) any termination of Employment due to death or Disability.

(c) Irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon termination of Employment due to Retirement or involuntary termination not for Cause, the Restriction Period shall lapse with respect to a pro rata portion of the Restricted Stock Units which shall be determined by multiplying the full number of Restricted Stock Units otherwise payable under this Award Agreement by a fraction, the

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numerator of which is the number of calendar days of the Participant’s Employment during the period beginning on the Grant Date and ending on the third anniversary of the Grant Date and the denominator of which is the number of calendar days in such period. Remaining Restricted Stock Units shall be forfeited.

    (d) The following definitions apply to this Award Agreement:

(i) “Disability” shall have the same meaning as defined in the Employment Agreement.

(ii) “Employment” means employment as an Employee with the Company or any Participating Employer. Neither the Participant’s transfer from Company employment to employment by any Participating Employer, the Participant’s transfer from employment by any Participating Employer to Company employment, nor the Participant’s transfer between Participating Employers shall be deemed to be a termination of the Participant’s employment. Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or a Participating Employer for professional advancement, education, health or government service, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

(iii) “Employment Agreement” means that certain Employment Agreement between the Participant and the Company dated September 12, 2013.

(iv) “Misconduct” means any act or failure to act that (i) caused or was intended to cause a violation of the policies of the Company or a Subsidiary or Affiliate, generally accepted accounting principles or any applicable laws in effect at the time of the acts or failures and (ii) materially increased the value of the compensation received by the Participant.

(v) “Retirement” shall have the same meaning as defined in the Employment Agreement.

3. Terms and Conditions.

Each Restricted Stock Unit shall be subject to the restrictions below and a substantial risk of forfeiture during the Restriction Period. A Participant shall not be entitled to any payment under Section 5 until the Restriction Period for affected Restricted Stock Units lapses. No rights related to a Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period. Restricted Stock Units shall be forfeited on the date the Participant’s Employment terminates except as otherwise provided in Section 2 hereof.

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4. Registration of Units.

The Participant’s right to receive Common Stock in settlement of the Restricted Stock Units shall be evidenced by book entry (or by such other manner as the Committee may determine).

5. Settlement.

Subject to Section 11 hereof, when the Restriction Period lapses and Restricted Stock Units vest under Section 2, a Participant shall become entitled to receive, within 60 days of the date the Restricted Stock Units vested, the number of shares of Common Stock equal to the number of Restricted Stock Units which have vested on the particular vesting date. Any shares of Common Stock paid under this Award shall remain subject to the Company Clawback Policy as set forth in Section 12.

6. Dividend Equivalents.

The Company will pay Dividend Equivalents for each outstanding Restricted Stock Unit as soon as administratively practicable after dividends, if any, are paid on the Company’s outstanding shares of Common Stock; provided, however, that (i) such payment shall be made no later than March 15th following the year in which the dividends are paid and (ii) the Participant must be in Employment as of the date of such dividend payment.

7. Withholding.

No shares of Common Stock shall be delivered to or for a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company for those shares has been remitted to the Company or unless provisions to pay withholding requirements have been made to the Committee’s satisfaction. The Committee may make any provision it deems appropriate to withhold any taxes it determines are required in connection with the Restricted Stock Units. Unless the Participant pays all taxes required to be withheld by the Company or paid in connection with vesting of all or any portion of the Restricted Stock Units by delivering cash to the Company, the Company shall withhold from the Restricted Stock Unit grant shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the award of Restricted Stock Units.

8. No Fractional Shares.

No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of pro-ration in Section 2(c), Restricted Stock Units shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 7 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.

9. Successors and Assigns.

This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including

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personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

10. No Guaranteed Employment.

No provision of this Award Agreement shall confer any right to continued Employment.

11. Section 409A.

It is intended that the provisions of this Award Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.

For purposes of Section 409A of the Code, (a) if the Participant is Retirement Eligible, the time of settlement in Section 5 hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and is within the 90-day period described in Section 1.409A-3(b) of the Treasury Regulations and (b) if the Participant is not Retirement Eligible, the time of settlement in Section 5 hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of this Section 11, “Retirement Eligible” means that the Participant will be eligible to terminate Employment by reason of Retirement prior to the date such Retirement would qualify for short-term deferral treatment under Section 409A of the Code.

If the Company is publicly-traded and the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 5 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.

12. Company Clawback Policy.

If (a) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (b) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of the payments received under this Award Agreement as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination.

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LYONDELLBASELL INDUSTRIES N.V.

The Participant hereby accepts the foregoing Restricted Stock Unit Award Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above. By accepting this Restricted Stock Unit Award Agreement, the Participant acknowledges and agrees that this Restricted Stock Unit Award Agreement satisfies the Company’s obligations under Section 3(d) of the Employment Agreement.

PARTICIPANT

James L. Gallogly,
15 Mott Lane
Houston, Texas 77024

Date:

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